SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 19, 2007

Date of Report (Date of earliest event reported)

Factory Card & Party Outlet Corp.

(Exact name of registrant as specified in its charter)

Delaware	333-21859	36-3652087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2727 Diehl Road, Naperville, Illinois	60563
(Address of principal executive offices)	(Zip Code)

(630) 579-2000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

The Company and Mr. Jarett A. Misch entered into a Separation Agreement dated as of February 16, 2007 (the “Separation Agreement”) pursuant to which Mr. Misch resigned all of his positions as an officer and employee of the Company. Pursuant to the Separation Agreement, the Company has agreed to pay Mr. Misch a gross amount of approximately $269,891, minus customary payroll deductions, as follows: (i) approximately $118,935 on the six month anniversary of the Separation Agreement; and (ii) the remaining $150,956 paid in equal installments in accordance with the Company’s payroll practices over the period commencing on the sixth month anniversary and ending on April 7, 2008; provided that, upon a change of control, any remaining payments would be paid in a single lump sum payment immediately prior to such change of control. Mr. Misch will also generally be entitled to continued participation in the Company’s health and life insurance benefit plans through April 7, 2008. The Company also accelerated the vesting of all unvested stock options and restricted stock (other than performance shares) held by Mr. Misch and extended the exercise period of all stock options held by Mr. Misch, which would have expired 90 days after termination of Mr. Misch’s employment, until the seventh month anniversary of the date of the Separation Agreement.

In connection with to the Separation Agreement, Mr. Misch has agreed to serve as a consultant of the Company for one month, and the Company has agreed to pay Mr. Misch $15,250 for such service. The Separation Agreement also contains mutual releases and confidentiality and non-compete provisions. A copy of the Separation Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Mr. Jarett A. Misch has elected to resign his position as Vice President, Controller and Chief Accounting Officer to pursue other interests.

Mr. Misch did not resign due to any disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Timothy J. Benson, 44, the Company’s current Vice President and Treasurer, has been appointed as the Chief Financial Officer.

Mr. Benson has served as Vice President and Treasurer of the Company since November 2005. Prior to that time, Mr. Benson served in a variety of corporate finance and accounting roles at the Company for approximately ten years. Mr. Benson is a graduate of Augustana College and Lake Forest Graduate School of Management.

Mr. Benson’s employment is “at-will”. Mr. Benson will be paid an annual base salary of $210,000 and will be entitled to a cash bonus in accordance with the Company’s management incentive plan of 40% to 150% of his target bonus of 35% of his annual salary. The Company granted to Mr. Benson 2,500 shares of restricted common stock of the Company that vest over a three year period.

There is no arrangement or understanding between Mr. Benson and any other person pursuant to which Mr. Benson was appointed Chief Financial Officer. There are no family relationships between Mr. Benson and any of the Company’s directors and executive officers. The Company has not entered into any transactions with Mr. Benson of the sort described under Item 404(a) of Regulation S-K except for the arrangements associated with Mr. Benson’s employment discussed above.

A copy of the press release issued by the Company on February 19, 2007 is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

At a meeting held on February 13, 2007, the Board of Directors of the Company, based upon the recommendation of the Compensation Committee, established performance targets for annual incentive bonuses under the Company’s management incentive plan for fiscal 2007. Each of the Company’s named executive officers is eligible to receive a percentage ranging from 40% (threshold or minimum) through 100% (target) to 150% (maximum) of the following target amounts based on the Company’s earnings before taxes performance: Mr. Gary W. Rada, Chief Executive Officer, 70% of annual salary; Mr. Timothy Gower, Senior Vice President, Operations, 40% of annual salary; and Mr. Timothy J. Benson, 35% of annual salary.

In the event of a change of control, the management incentive plan provides for a pro rata bonus (for the a portion of the fiscal year prior to the change of control) based on actual performance through the change of control and budgeted performance thereafter.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits.

Exhibit No.	Description
99.1	Separation Agreement between Factory Card Outlet of America Ltd. and Jarett A. Misch

99.2	Press Release dated February 19, 2007

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FACTORY CARD & PARTY OUTLET CORP.

/s/ Gary W. Rada
Gary W. Rada
Dated: February 20, 2007	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Separation Agreement between Factory Card Outlet of America Ltd. and Jarett A. Misch

99.2	Press Release dated February 19, 2007